EXHIBIT 10.6(i)
November 5, 2019

Michael Krawitz

Dear Michael:

I am pleased to offer you the position of Executive Vice President, General Counsel and Secretary of Conduent Incorporated ("Conduent"), reporting to Cliff Skelton, Chief Executive Officer. The expected start date is November 18, 2019, and although your personal/physical base location will be Miami Florida, your work location will normally be at corporate headquarters or other appropriate Conduent locations as needed. This offer is contingent upon the approval of Conduent's Board of Directors.

Annual Base Salary

Your starting base salary for this position will be paid bi-weekly, one week in arrears, at the annualized rate of $450,000. Your salary will be reviewed annually, and any changes will require the approval of the Compensation Committee of the Board of Directors.

Annual Performance Incentive Plan

You will be eligible to participate in the Annual Performance Incentive Plan ("APIP") for 2020 at an annual target level of 70% of base salary with a potential payout range of zero (0) to two hundred percent (200%) of your target. Your final award will be based on company and individual performance.

Executive Long-Term Incentive Plan

You will be eligible to participate in the Long-Term Incentive Plan ("LTIP") for 2020 with a target award of $735,000 at grant date. Grants are typically made in April and, in accordance with the Conduent Incorporated Performance Incentive Plan (or any successor plan that is operative at the time), are subject to the terms and conditions approved by the Compensation Committee and set forth in individual award agreements each year.

Signing Award

You will also be eligible to receive a signing grant of $200,000. This special award will consist exclusively of restricted stock units and be granted as soon as practicable following your start date. Subject to the terms and conditions of your award agreement, the restricted stock units will vest ratably in equal installments over a three (3) year period.

EXHIBIT 10.6(i)
November 5, 2019
Michael Krawitz - Page 2 of 3

Benefits

We are pleased to offer you a comprehensive benefits package, including medical, dental, vision care, disability income protection, accident insurance, life insurance, and 401(k) Savings Plan. You are eligible for coverage on your first day of employment. You are also eligible to participate in the Flexible Vacation Plan.

As a Corporate Officer at Conduent, you will be eligible for financial and tax planning (up to $15,000 per year); an annual physical exam through Conduent's preferred provider; and annual credit monitoring through Conduent's preferred provider (up to $350 per year).

You will be eligible for severance under the Executive Severance Policy. You will be covered as a participant under the Conduent Incorporated Executive Change in Control Severance Plan, subject to the approval of the Compensation Committee of the Board of Directors.

SEC Reporting Requirements

As a Corporate Officer, you will be subject to Securities and Exchange Commission ("SEC") reporting requirements and rules.

Other Conditions

It is our sincere hope and belief that our relationship will be a beneficial one, however, Conduent does not offer employment on a fixed term basis. Unless otherwise prohibited by law, this letter should not be considered in any manner as a proposed contract for employment for any fixed term, as your employment will be "at will." That is, either you or Conduent can terminate this relationship at any time, with or without cause or notice. In addition, Conduent may change any term or condition of your employment at will; with or without cause or notice.

You acknowledge, covenant, agree, warrant and represent that: (1) you are not a party to any contract, nor are you subject to, or bound by any commitment, restrictive covenant, or agreement, order, judgement, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which either would or purports to, prevent or restrict you from entering into and performing your obligations under this offer letter free of any limitations, (ii) you are free to enter into the arrangements contemplated herein, (iii) you are not subject to any agreement or obligation that would limit your ability to act on behalf of Conduent or any of its subsidiaries, and (iv) your termination of your existing employment, your entry into the employment contemplated herein and your performance of your duties in respect thereof, will not violate or conflict with any agreement or obligation to which you are subject. In particular, you will not use or disclose any information in violation of any agreement you may have. Furthermore, you have delivered to Conduent true and complete copies of any currently effective employment agreement, non-competitive agreement or similar agreement to which you are subject.

This offer is contingent upon the successful completion of a pre-employment background check (criminal, credit etc.) which will require your execution of a background screening consent. Additionally, your employment is contingent on your execution of Conduent Employee

EXHIBIT 10.6(i)
November 5, 2019
Michael Krawitz - Page 3 of 3

Confidentiality, Non-Solicitation and Intellectual Property Non-Compete Agreement. Lastly, you will be required to present documents necessary to complete an 1-9 Form. Human Resources will contact you to make an appointment with an 1- 9 verifier prior to your scheduled start date.

This offer will remain in effect until November 11, 2019. Please notify me of your acceptance and ensure that all requirements are met before we finalize your start). All originals should be returned to me and if you have any questions, please feel free to contact me at (973) 526-7151.

Michael, I am delighted you are joining the Conduent leadership team. I look forward to your significant contributions and success.

Sincerely,

/S/ JEFFREY FRIEDEL
Chief People Officer
Conduent Inc.

November 5, 2019

/S/ MICHAEL KRAWITZ
Michael Krawitz